Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of July 24, 2013 by and among Genesis Biopharma, Inc., a Nevada corporation (“Genesis”), Lion Biotechnologies, Inc., a Delaware corporation (“Lion”), Genesis Biopharma Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Genesis (“Merger Sub”) and Manish Singh and Sanford J. Hillsberg as the stockholders of Lion (the “Stockholders”).

WHEREAS, the Boards of Directors of each of Genesis, Lion and Merger Sub have determined it to be in the best interests of each of the parties and their respective stockholders to merge Merger Sub with and into Lion (the “Merger”) pursuant to the Nevada Revised Statues and the General Corporation Law of the State of Delaware;

WHEREAS, by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and to cause the Merger to qualify as a tax free reorganization thereunder;

WHEREAS, the respective Boards of Directors of Genesis, Lion and Merger Sub and the Stockholders have adopted and approved this Agreement;

WHEREAS, pursuant to the Merger, among other things, all outstanding shares of common stock, par value $0.0001 per share, of Lion (the “Lion Common Stock”) shall be cancelled and converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the parties hereby agree as follows:

1.           Merger.  At the Effective Date (as defined below) and upon the terms and conditions of this Agreement and applicable Nevada law and Delaware law, Merger Sub shall be merged with and into Lion, the separate corporate existence of Merger Sub shall cease and Lion under the name “Lion Biotechnologies Acquisition Corp.” shall continue as the surviving corporation (the “Surviving Corporation”).

2.           Effective Date; Effect of the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Date”).  At the Effective Date, the Surviving Corporation shall continue as a wholly-owned subsidiary of Genesis.  In addition, at the Effective Date, all property, rights, privileges, powers and franchises of Lion and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Lion and Merger Sub (including all liabilities and obligations under applicable immigration laws) shall become the debts, liabilities and duties of the Surviving Corporation.

3.           Governing Documents.  At the Effective Date:

a.           Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Date; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Lion Biotechnologies, Inc.”

b.           Bylaws.  The bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Date, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “Lion Biotechnologies, Inc.”.

4.           Directors and Officers.  At the Effective Date, the directors and officers of Merger Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

5.           Merger Consideration.

a.           Closing Consideration.  Pursuant to the Merger, each share of Lion Common Stock that is issued and outstanding immediately prior to the Effective Date shall be cancelled and converted into the right to receive (i) an aggregate of 134,000,000 shares of validly issued, fully paid and nonassessable shares of common stock, par value $0.00004166 per share (the “Genesis Common Stock”) of Genesis (“the “Closing Consideration”), with each Stockholder receiving his or her pro rata share of such Closing Consideration, based on his or her percentage ownership of Lion Common Stock immediately prior to the Effective Date as set forth in Exhibit A attached hereto (the “Pro Rata Share”); (ii) the Financing Earn-Out (as defined below); and (iii) the Market Cap Earn-Out (as defined below).

i.           Genesis Share Repurchase Option.  Upon the voluntary termination of Manish Singh’s service to Genesis on or before the twelve (12)-month anniversary of the Effective Date, Genesis shall have the option (the “Share Repurchase Option”) to repurchase from the Stockholders up to (i) 100,500,000 shares of Genesis Common Stock until the three-month anniversary of the Effective Date; (ii) 67,000,000 shares of Genesis Common Stock until the six-month anniversary of the Effective Date and 33,500,000 shares of Genesis Common Stock until the twelve-month anniversary of the Effective Date.  Genesis may exercise the Share Repurchase Option by written notice to the Stockholders within sixty (30) days after such voluntary termination.  Payment by Genesis to the Stockholders shall be made in cash or by check within sixty (30) days after the date of the mailing of the written notice of exercise of the Share Repurchase Option.  The purchase price per share for the Genesis Common Stock being repurchased shall be equal to the lesser of (a) $0.02, as appropriately adjusted for any stock split, reverse stock split, recapitalization or the like, or (b) the fair market value of Genesis Common Stock on the date of repurchase.  Within thirty (30) days after payment by Genesis, the Stockholders shall deliver to Genesis for cancellation the shares of Genesis Common Stock that Genesis has repurchased.

b.           Financing Earn-Out.  For the twelve (12)-months following the Effective Date, for each $1,000,000 of gross proceeds received by Genesis from any financings or licensing or other similar transactions, the Stockholders shall receive their Pro Rata Share of an aggregate of 4,500,000 shares of Genesis Common Stock, up to a maximum of 67,500,000

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shares of Genesis Common Stock (the “Financing Earn-Out”).  Notwithstanding the foregoing, any equity financing amounts received by Genesis from Alpha Capital Anstalt, Ayer Capital Partners Master Fund, L.P. (“Ayer”), Bristol Investment Fund, Ltd. (“Bristol”), or any of the foregoing entity’s affiliates, shall not count towards the achievement of the Financing Earn-Out.

c.           Market Cap Earn-Out.  For the eighteen (18) months following the Effective Date, in the event that (i) the closing price per share of Genesis Common Stock equals or exceeds $0.04, as appropriately adjusted for any stock split, reverse stock split, recapitalization or the like, and (ii) $100,000 of Genesis Common Stock is traded for any ten (10) out of thirty (30) consecutive trading days, as determined in good faith by a majority of the Board of Directors of Genesis, the Stockholders shall receive their Pro Rata Share of an aggregate of 67,500,000 shares of Genesis Common Stock (the “Market Cap Earn-Out” and, together with the Closing Consideration and the Financing Earn-Out, the “Merger Consideration”).

6.           Stock Certificates.  All of the outstanding stock certificates which prior to the Effective Date represented shares of Lion Common Stock shall be deemed for all purposes to evidence ownership of and to represent the Merger Consideration into which the shares of Lion Common Stock represented by such certificates have been converted as herein provided.

7.           Representations and Warranties of Lion.  Lion hereby represents to Genesis and Merger Sub that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Date:

a.           Organization and Good Standing.  Lion is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Lion has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted.  Lion has delivered or made available to Genesis a true and correct copy of the certificate of incorporation and bylaws of Lion.  Lion is not in violation of any of the provisions of its certificate of incorporation or bylaws.

b.           Authorization.  Lion has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lion.  The Board of Directors of Lion and the Stockholders have unanimously approved this Agreement and the Merger.  This Agreement has been duly executed and delivered by Lion and constitutes the valid and binding obligation of Lion enforceable against Lion in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution and delivery of this Agreement by Lion does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a

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right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the certificate of incorporation or bylaws of Lion.

c.           Capitalization.  The authorized capital stock of Lion consists of 24,000,000 shares of Lion Common Stock and 1,000,000 shares of Lion Preferred Stock, of which there were issued and outstanding immediately prior to the Effective Date, 10,000,000 shares of Lion Common Stock and no shares of Lion Preferred Stock.  All outstanding shares of Lion Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any lien other than any lien created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Lion or any agreement to which Lion is a party or by which it is bound.

d.           Capital Stock of Others.  Lion does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity.

e.           Options, Warrants and All Other Rights to Purchase Stock.  Immediately prior to the Effective Date, there is no outstanding option, warrant or other right to purchase shares of Lion Common Stock.

f.           No Liabilities; No Material Operations.  Lion has not incurred, nor do there exist, any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent).  Lion has not conducted any material operations since its formation in the State of Delaware on November 20, 2012.

8.           Representations and Warranties of Genesis and Merger Sub to Lion and Dr. Singh.  Genesis and Merger Sub hereby jointly and severally represent and warrant to Lion and Dr. Singh as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Date:

a.           Organization and Power; Subsidiaries and Investments.  Each of Genesis and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of their incorporation.  Those jurisdictions are the only jurisdictions in which the ownership of properties or the conduct of its business requires Genesis or Merger Sub to be so qualified, except where the failure to be qualified would not result in Genesis incurring any material liability.  Genesis and Merger Sub have all requisite power and authority to own their assets and carry on their business as now conducted.  Genesis and Merger Sub have all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their obligations hereunder and thereunder.  The articles or certificate of incorporation and bylaws of Genesis and the Merger Sub which have previously been furnished to Lion reflect all amendments thereto and are correct and complete in all respects.  Genesis has one subsidiary, the Merger Sub, and has no other subsidiaries.  Genesis does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any person.

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b.           Authorization.  The execution, delivery and performance by Genesis and Merger Sub of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be duly and validly authorized by all requisite corporate action (including any approvals by the stockholders of Genesis and Merger Sub) and no other act or proceeding on the part of Genesis or the Merger Sub or their boards of directors is necessary to authorize the execution, delivery or performance by Genesis and the Merger Sub of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Genesis and the Merger Sub and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Genesis and the Merger Sub will each constitute, a valid and binding obligation of Genesis and the Merger Sub, enforceable against Genesis and the Merger Sub in accordance with its terms.

c.           Capitalization.  Genesis's authorized capital stock consists of 1,800,000,000 shares of Common Stock, of which 1,375,381,197 shares are issued and outstanding.  All of the issued and outstanding shares of Genesis Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person.  The only shareholder of the Merger Sub is Genesis.  All of the outstanding capital stock of the Merger Sub is owned by Genesis, free and clear of any liens.  There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Genesis or the Merger Sub is a party or which is binding upon Genesis and the Merger Sub providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor except as set forth in Exhibit B attached hereto.

d.           No Breach.  The execution, delivery and performance by Genesis and Merger Sub of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the articles or certificate of incorporation or bylaws of Genesis or Merger Sub, any material law, any material order or any material contract to which Genesis or the Merger Sub or their assets is bound; (b) result in the creation or imposition of any lien upon any assets or any of the equities of Genesis; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any governmental agency or other person under the provisions of any material law, material order or any material contract by which Genesis or Merger Sub or their assets is bound.

e.           SEC Filings.  As of their respective filing dates, the Genesis’s SEC filings complied in all material respects with the requirements of the Securities Exchange Act of 1934 Act and the Securities Act of 1933.  With the exception of the late filing of the applicable Form 10-Qs and Form 10-K for periods ending on or after September 30, 2012, Genesis has to its knowledge timely filed with the SEC all filings required by those laws and has provided all certifications of its officers which are required by Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, as such rules and regulations have been enacted by the SEC.  To Genesis’s knowledge, all material contracts filed as exhibits to Genesis’s SEC filings are in full force and effect, except those which have expired or been terminated in accordance

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with their terms, and Genesis is not to its knowledge in material default thereof.  None of the Genesis’s SEC filings, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Genesis makes no representations or warranties as to the information contained in or omitted from Genesis’s SEC filings in reliance upon and in conformity with information furnished to Genesis by or on behalf of counterparties to the material contracts included in the Genesis’s SEC filings.

f.           Liabilities.  The Company’s unaudited balance sheet dated June 30, 2013 reflects all of the material liabilities of the Company as of that date.  Neither Genesis nor Merger Sub has incurred any material liability subsequent to June 30, 2013.

9.           Covenants of Genesis.  Genesis covenants and agrees that it will take the following actions, which will each be a condition to the obligations of Lion and Dr. Singh to consummate the transactions contemplated by this Agreement:

a.           Employment Agreement.  By no later than the Effective Date, enter into an employment agreement with Manish Singh in substantially the form attached hereto as Exhibit C.

b.           Lock-Up.  By no later than the Effective Date cause Dr. Singh, Bristol and Ayers to enter into a lock-up agreement with Genesis pursuant to which such stockholders will be prohibited from directly or indirectly offering, selling, assigning, transferring, pledging, contracting to sell, or otherwise disposing of, any shares of Genesis Common Stock from the Effective Date until the twelve (12)-month anniversary of the Effective Date.

c.           Board Composition.  By no later than the Effective Date cause the Board of Directors and stockholders of Genesis to reconstitute the Genesis Board of Directors to consist of Manish Singh, Merrill McPeak, Jay Venkatesan and Sanford Hillsberg in accordance with the procedures set forth in the organizational documents of Genesis; provided, however, that the addition to the Genesis Board of Directors of the foregoing directors who are not currently directors, and the resignation of the current directors stepping off the Board of Directors may be delayed by up to twenty (20) days following the Effective Date if such addition requires the filing of a Schedule 14(f)1 with the SEC.

d.           Option Plan.  Within thirty (30) days after the Effective Date, adopt a stock option plan whereby 10% of the issued and outstanding Genesis Common Stock as of the date of adoption will be reserved for grants of stock options to members of the Board of Directors, employees and consultants of Genesis.

e.           Name Change.  Within thirty (30) days after the Effective Date, file an amendment to its certificate of incorporation and any other required documentation with the State of Nevada in order to change the name of Genesis to “Lion Biotechnologies, Inc.”.

10.           Covenant of Manish Singh.  Dr. Singh covenants and agrees that he will, within twelve (12) months of the Effective Date, invest at least $200,000 in Genesis, either in the open market or at the time of an equity financing; it being understood that the investment by Dr. Singh

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shall not count towards the achievement of the Financing Earn Out and that the foregoing investment obligation shall terminate upon Dr. Singh’s ceasing to serve as the Chief Executive Officer of Genesis.

11.           Further Assurances.  From time to time, as and when required by any party hereto, there shall be executed and delivered on behalf of the other parties such deeds and other instruments, and there shall be taken or caused to be taken such further actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Genesis or the Surviving Corporation, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Lion, and otherwise to carry out the purposes of this Agreement. The officers and directors of Genesis and the Surviving Corporation are fully authorized in the name and on behalf of Lion to take any and all such action and to execute and deliver any and all such deeds and other instruments.

12.           Regulatory Filings.  In the event that this Agreement and the Merger shall be duly authorized, each of the parties hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Nevada and the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

13.           Government Fees and Franchise Taxes.  Each of Genesis and the Surviving Corporation hereby covenants and agrees to assume responsibility for the payment of all fees and franchise taxes required by law, and each of Genesis and the Surviving Corporation further covenants and agrees to pay any and all such fees and franchise taxes, if the same are not timely paid.

14.           Amendment.  This Agreement may be amended in any manner as may be determined in the judgment of the respective boards of directors of each of the parties hereto to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement.

15.           Abandonment.  At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the board of directors of any of the parties hereto.

16.           Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of State of Delaware without regard to its conflict of law rules.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

GENESIS: GENESIS BIOPHARMA, INC.
By: /s/Merrill McPeak Name: General Merrill McPeak Title: Interim Chief Executive Officer
MERGER SUB: GENESIS BIOPHARMA MERGER SUB, INC.
By: /s/Merrill McPeak Name: General Merrill McPeak Title: President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

LION: LION BIOTECHNOLOGIES, INC.
By: /s/ Manish Singh Name: Manish Singh Title: President and CEO
STOCKHOLDERS OF LION:
/s/ Manish Singh Manish Singh /s/ Sanford Hillsberg Sanford Hillsberg

[Signature page to Merger Agreement]

Exhibit A

Lion Biotechnologies, Inc. Stockholders

Name of Stockholder	Shares	Pro Rata Share

Manish Singh	9,000,000	90%
Sanford J. Hillsberg	1,000,000	10%
Total	10,000,000	100%

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Exhibit B

Outstanding options, warrants and rights to receive or purchase Genesis Common Stock

•	40,000,000 shares of common stock reserved for Alpha Capital Anstalt

•	100,000 shares of common stock underlying a warrant held by Emmes Group Consulting LLC

•	9,475,000 shares of common stock reserved for issuance under the stock option plan

Exhibit C

Employment Agreement

[See attached]

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated effective July 23, 2013 (the “Effective Date”), by and between Genesis Biopharma, Inc., a Nevada corporation  (the “Company”), and Manish Singh (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to retain the services of Executive as its Chairman of the Board and Chief Executive Officer.

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1.           Employment.  Effective commencing as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.           Duties.

1.2           Position.  Executive shall be employed by the Company in the position of Chairman of the Board and Chief Executive Officer.  Executive shall have the duties and responsibilities assigned by the Company’s Board of Directors (the “Board”).  Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Board shall reasonably assign from time to time.  Executive shall perform his duties at the Company’s corporate headquarters, which shall be located as determined by Executive in the Woodland Hills/Calabasas, California area.

1.3           Best Efforts/Full-Time.

i)
Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of his time during normal business hours to advance the interests of the Company.  Executive will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company and that Executive will take no action which in any way harms the business, business interests, or reputation of the Company.

ii)	Executive agrees that Executive will not directly engage in competition with the Company at any time during the existence of the employment relationship between the Company and Executive.

iii)
Executive agrees that, during the term of this Agreement, Executive shall work exclusively for the Company.  Consequently, Executive agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company, provided, however, that Executive may, subject to prior disclosure to the Board of the Company, provide non-executive services, including serving on a board of directors, to any person or entity so long as such person or entity does not compete with the Company or otherwise compete, directly with the Company’s business of developing and marketing therapies based on T-cells and T-cell engineering based immunotherapy.

iv)
Executive understands and agrees that any information, funds, or property received or developed by Executive during Executive’s employment with the Company that is related to the Company’s business is or shall become the sole property of the Company. Accordingly, Executive understands and agrees that Executive shall immediately turn over all of the foregoing information, funds, or property that comes into Executive’s possession during Executive’s employment with the Company, upon the Company’s request.

3.           At-Will Employment.  Executive’s employment with the Company will be “at-will” and will not be for any specific period of time.  As a result, Executive is free to resign at any time, for any or no reason, as Executive deems appropriate.  The Company will have a similar right and may terminate Executive’s employment at any time, with or without cause.   Executive’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 6 of this Agreement.

4.           Compensation.

1.4           Base Salary.  As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a Base Salary of $34,000 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company.  Once the Company successfully raises an aggregate of $1,000,000 in one or multiple financings or licensing or other similar transactions, the Executive’s Base Salary per year shall be increased to $350,000.  Notwithstanding the foregoing, any equity financing amounts received by the Company from Alpha Capital Anstalt, Ayer Capital Partners Master Fund, L.P., Bristol Investment Fund, Ltd., or any of the foregoing entity’s affiliates, shall not count towards the achievement of the $1,000,000 raise.

1.5           Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to Executive’s position, as approved by the Board (the year in which the program is implemented, the “Plan Year”).  The target potential amount payable to Executive under the Incentive Plan, if earned, shall be 30% of Executive’s Base Salary earned during the applicable calendar year.

Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company, and the condition that Executive is employed by Company on the Incentive Compensation payment date, which shall be on or before March 15th of the year following the Plan Year.  The payment of any Incentive Compensation pursuant to this Section 4.2 shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, and provided Executive satisfies the conditions for earning the Incentive Compensation.

1.6           Performance Review.  The Company will periodically review Executive’s performance on no less than an annual basis and will make adjustments to salary or other compensation, as they deem appropriate in their sole and absolute discretion.

1.7           Stock Options.  Executive shall be entitled to receive stock option grants under the Company’s stock option plan commencing one year after the Effective Date in such amounts and upon such terms as shall be determined by the Board.

1.8           Customary Fringe Benefits.  Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment. Executive will be eligible for all customary and usual fringe benefits generally available to employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law.  Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents.  The benefits to be provided to Executive shall include group health and dental insurance and participation in a 401-K plan.

1.9           Personal Time Off (“PTO”).  Executive will be eligible to receive PTO, accrued at 1.25 days/month (annualizing to 15 days/year).  PTO is an accrued benefit and will be paid out at termination in accordance with the Company’s standard PTO policies.

1.10           Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

5.           Confidentiality and Proprietary Agreement.  Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), which Executive has signed and is incorporated herein by reference.

6.           Termination of Executive’s Employment.

1.11           Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time and without notice for “Cause.”   For purposes of this Agreement, “Cause” shall mean (i) a failure by Executive to perform any of his material obligations under this Agreement or to execute and perform in a timely and cooperative manner any directions of the Board; (ii) the death of Executive or his disability resulting in his inability to perform his reasonable duties assigned hereunder for a period of 180 days; (iii) Executive’s theft, dishonesty, or falsification of any Company documents or records; (iv) Executive’s improper use or disclosure of the Company’s confidential or proprietary information; or (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform his or her duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; provided, however, that prior to termination for cause arising under clause (i), Executive shall have a period of ten days after written notice from the Company to cure the event or grounds constituting such cause. Any notice of termination provided by Company to Executive under this Section 6.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure the same if such default is a failure by Executive to perform any of his material obligations under this Agreement.  In the event Executive’s employment is terminated in accordance with this subsection 6.1, Executive shall be entitled to receive only the Base Salary and any unearned Incentive Compensation (as defined in Section 4.1 above) then in effect, prorated to the date of termination. All other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

1.12           Termination Without Cause By The Company/Separation Package.  The Company may terminate Executive’s employment under this Agreement without Cause (as defined in Section 6.1 above) at any time on thirty (30) days’ advance written notice to Executive.  In the event of such termination, Executive will receive Executive’s Base Salary through the date of termination and a prorated portion of any Incentive Compensation that was earned under Section 4.2 through the date of termination.  Upon such termination without cause, any then unvested stock options granted to Executive by the Company that vest with the passage of time will become fully vested and Executive shall have twelve months from the date of termination within which to exercise his vested options.  In addition, Executive will be eligible to receive a “Severance Payment” equivalent to twelve months of Executive’s then Base Salary, payable in full within thirty (30) days after termination, provided that Executive first satisfies the Severance Conditions.  For purposes of this Agreement, the “Severance Conditions” are defined as (1) Executive’s execution and non-revocation of a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company arising out of or in any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 30th day following the termination date; and (2) Executive’s reaffirmation of Executive’s commitment to comply, and actual compliance, with all surviving provisions of this Agreement.  Following payment of the Severance Payment, Base Salary and any Incentive Compensation through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

1.13           Termination Upon a Change of Control.  For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for the Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board.  If, within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, the Executive’s employment is terminated by the Company for any reason other than Cause, then the Executive shall be entitled to receive the Severance Payment, and stock option vesting and exercisability set forth in Section 6.2, provided that Executive first satisfies the Severance Conditions.  Following payment of the Severance Payment, Base Salary and any Incentive Compensation through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

1.14           Resignation.  Executive shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice, provided, however, that subsequent to Executive’s resignation, Executive shall be required to comply with all surviving provisions of this Agreement.  Executive shall not be entitled to any Severance Pay.  Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination.  Notwithstanding the foregoing, Executive has the right upon thirty (30) days written notice to the Company to terminate Executive’s employment for “Good Reason” due to occurrence of any of the following:  (i) the Company’s requirement that Executive’s principal place of work relocate more than thirty (30) miles from its headquarters location initially designated by Executive without the written consent of Executive to such relocation, (ii) a material adverse change in Executive’s duties and responsibilities; (iii) any failure by the Company to pay, or any material reduction by Company of, the base salary or any failure by Company to pay any Incentive Compensation to which Executive is entitled pursuant to Section 4; (iv) the Company creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive; or (v) a Change of Control occurs in which the Company is not the surviving entity and the surviving entity fails to offer Executive an executive position at a compensation level at least equal to Executive’s then compensation level under this Agreement.  In the event that Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the Base Salary, any earned Incentive Compensation, Severance Payment and stock option vesting and exercisability as if Executive were terminated by the Company without Cause under Section 6.2, subject to Executive’s compliance with all of the Severance Conditions.

1.15           Application of Section 409A.

1.15(a)                       Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.

v)
Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.  In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

vi)
Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

vii)
Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

viii)	For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.           General Provisions.

1.16           Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

1.17           Waiver.  Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

1.18           Attorney’s Fees.  In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

1.19           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

1.20           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

1.21           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of California.

1.22           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

1.23           Entire Agreement.  This Agreement and the Non-Disclosure Agreement constitute the entire agreement between the Parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	EXECUTIVE: Manish Singh Address:
Dated:	COMPANY: Genesis Biopharma, Inc. By: Name: Title:

Signature Page to Employment Agreement